Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Pre-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-176131) and related Prospectus of BlueLinx Holdings Inc. for the registration of 2,108,098 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of BlueLinx Holdings Inc., and the effectiveness of internal control over financial reporting of BlueLinx Holdings Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 24, 2011